Exhibit 99.1

RetailMeNot, Inc. Prices Follow-On Offering

December 11, 2013

AUSTIN, Texas, December 11, 2013 /PRNewswire/ — RetailMeNot, Inc., the world’s largest digital coupon marketplace, today announced its follow-on offering of 6,267,137 shares of its Series 1 common stock at a price to the public of $26.00 per share. Of the shares in the offering, 2,000,000 shares are being offered by RetailMeNot and 4,267,137 shares are being offered by selling stockholders. In addition, the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 940,070 shares of Series 1 common stock at the same price per share. RetailMeNot will not receive any proceeds from the sale of shares by the selling stockholders.

Goldman, Sachs & Co., Morgan Stanley & Co. LLC, and Credit Suisse Securities (USA) LLC are serving as joint book-running managers for the offering, with Jefferies LLC and RBC Capital Markets Corporation acting as co-lead managers and Stifel, Nicolaus & Company, Incorporated and William Blair & Company, L.L.C. acting as co-managers.

The offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus related to the offering may be obtained from Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, or email: prospectus-ny@ny.email.gs.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone: 1-866-718-1649, or email: prospectus@morganstanley.com; or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, telephone: 1-800-221-1037, or e-mail: newyork.prospectus@credit-suisse.com.

A registration statement relating to shares of the Series 1 common stock of RetailMeNot, Inc. has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About RetailMeNot, Inc.

RetailMeNot, Inc. operates the world’s largest digital coupon marketplace. The company enables consumers across the globe seeking to save money to find hundreds of thousands of digital coupons from retailers.

Media contact:

Brian Hoyt

RetailMeNot, Inc.

+1 512 777 2957 office

+1 202 330 3070 mobile

bhoyt@rmn.com

Investor Contact:

Mike Magaro

RetailMeNot, Inc.

+1 512 777 2899 office

+1 925 209 7680 mobile

mmagaro@rmn.com

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